EXHIBIT 99.2

To Whom it May Concern:

I, John Kinross-Kennedy, hereby consent to the inclusion of information contained in my valuation report dated August 16, 2008, relating to a valuation of Balqon Corporation, a California corporation, in any reports filed by Balqon Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission, including the  Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Registration Statement on Form S-1 (File No. 333-156446), and any amendments and/or supplements thereto.  I also hereby consent to any reference to myself under the caption "Experts" in the above-referenced filings, including the above mentioned Registration Statement.

Sincerely,

/s/ John Kinross-Kennedy
Name: John Kinross-Kennedy Date: March 30, 2009